Exhibit 10.11

[TRANSLATION COPY]

Trading financing 008

Trust Receipt Loan Contract

Contract No: G1225-2012-015
Party A: Ningbo Keyuan Plastics Co., Ltd
Address: Qingzhi      Postal code: 315801
Legal representative: Chunfeng Tao
Tel: 86232932

Party B (Lender ): China Construction Bank, Beilun Branch
Address: No 51 Xinda road            postal code: 315801
Principals: Jiangen Han
Fax: 86882152             Tel: 86884361

Since the Letter of Credit (“L/C” or “LC”) / Telegraphic Transfer (“T/T” or “TT”) / documents under import collection will arrive (has arrived), Party A applied for trust receipt loan and Party B has already accepted the application.

WHEREAS:
The undersigned parties agreed to sign this contract after mutual agreement.

Article 1. Trust Receipt Loan

1.
Trust Receipt Loan under this contract means the short term financing provide by Party B per Party A’s request when the expiration date of LC/TT/ documents under import collection to be used for payment.

Information of L/C
L/C No.:83009010006607
Amount of L/C (Spell-Out):USD Fourteen Million Seven hundred and Forty-Nine Thousand Two Hundred and Eighty-One point Six
Invoice/Bills (Spell-Out):USD Fourteen Million Seven hundred and Forty-Nine Thousand Two Hundred and Eighty-One point Six

Information of Inward Collection
Inward Collection No.:/
Invoice/Bills (Spell-Out):/

Information of Import COD
Import Contract No.:/
Invoice/Bills(Spell-Out):/
Invoice No:/

2.	Trust Receipt Loan Amount(Currency, Spell-Out): USD Fourteen Million Seven hundred and Fifty Thousand.

3.	Term: 4 days, from June 28, 2012 to July 2, 2012.

Article 2.  Interest Rate and Interest Calculation and Interest Settlement

1.	Interest rate under this contract is annual interest rate, being the following Item 1:

1)	The loan interest under this contract is fixed interest rate, which is 2.9961%, the interest rate remains unchanged within loan term

2)	The loan interest under this contract is floating interest rate, which is LIBOR +interest margin /, floating once per month.

2.
The loan interest is started to be calculated from the date of payment by Party B, which date is also value date. The loan interest is accounted by date. Daily interest of the loan calculates with 365 days if the currency is HK dollar and UK pound, while the other currencies shall be calculated by 360. The first day of the term is included in the interest period but exclude the last day.

3.	Interest settlement

1)
With fixed interest, the interest rate shall be calculated according to agreed fixed rate. With floating interest, the interest rate shall be calculated according to the interest rate in the floating term. If the floating interest rate term is shorter than settlement term, the floating interest will be calculated first, settlement date plus interest in each period to calculate the loan interest.

2)	Settlement method applies for the following second one :

a.	Settlement by/(month/quarter/half year), settlement date shall be the corresponding date of value date, if there is no corresponding date, the last shall be done.

b.	Loan is cleared with payment of both principal and interests on the due date of the loan.

c.

Article 3.  Preconditions for Party B to Grant Loan

Unless Party B waives all or any of the following, Party B will be obligated to grant loan when all of the following preconditions are met.

1.	Party A has already complete related legal procedures like approval, registration, insurance and so on required by law;

2.	Party A has already submitted all the files required by Party B;

3.	Party A has already submitted the trust receipt required by Party B;

4.	All requested guarantee becomes and remains effective;

5.	Party A does not breach any covenants under this contract;

6.	Others

Article 4. Repayment

1.	Repayment principle

Payments Party A receives for products relating to L/C/inward collection/import COD under this contract shall be used for repaying Party B’s trust receipt, and shall repay the outstanding amount with other capital.

2.
Interest payment

Patty A shall pay the due interest to Party B in settlement date. The first interest payment date is the first settlement date and the loan shall be cleared with the payment of both interests and principal.

3.	Repayment method

1)	Party A shall pay off the loan principal and interest at the same time when the loan is due.

2)
Party A shall prepare sufficient capital in the account opened with Party B before payment due day (Party B is also entitled to deduct the money from Party A’s account for payment), or transfer the capital from other account on the payment due day.

4.	Repayment in advance

Party A has the right to repay in advance.

When repay in advance, Party A shall calculate the interest according to the actual number of days the loan and interest rate stipulated in this contract. After the prepayment, the unpaid balance shall be still subject to the terms and conditions under this contract.

Article 5.  The Rights and Obligations

1.	Party A has the right to request Party B to grant loan according to the provisions of this contract.
2.	Party B should keep Party A’s the commercial secret confidential, unless otherwise required by laws and regulations, demanded by the authority, or according to other agreements between the parties.

3.	All settlement of RMB and foreign currency under this contract shall be conducted in Party A’s account opened with Party B.

4.	Party B takes the ownership of the documents and products when Party A issued loan receipt or Party B paid (whichever happens first).

5.	After Party A issued the trust receipt to Party B, Party B shall hand over all the documents to Party A.

6.	Being the trustor and beneficiary, Party B has the beneficial right to Party A’s entrusted property.

7.
Being the trustee, Party A shall unload, store, produce, process, transport and sell under the documents and products involving L/C/inward collection/import COD for the interest of Party B.

The sales price received by Party A shall be used to repay the loan. The remaining balance of the loan shall be paid with other capital.

8.	Party A shall undertake all fees incurred by products or handling products.

9.	Party B has the right to collect the payment from buyers regarding sales products involving L/C/inward collection/import COD and does not need to inform Party A in advance.

10.	If Party B has special requirements, Party A will handle the products according to the requirements.

11.
All relevant documents, products and rights (including but not limited to the unsold products, and the claims to buyers due to products sales, the payment due to products sales and insurance compensation) under this contract are Party B’s trust property, and independent from Party A. When Party A entered into dissolution, revocation and bankruptcy, or the creditors of Party A claim rights to the trust assets, it is the obligation for Party A to declare to the court or third Party that the trust assets does not belong to Party A’s liquidation assets or owned assets, or Party A’ s bankrupt assets. Claims Party A obtains due to managing and handling the documents and products is not allowed to offset the liability under the owned assets.

12.
Before paying off the trust receipt loan principal, interest and expense, Party A can not pledge the documents or the products to other third parties, or make the goods must subject to any restriction of lien.

13.	If Party B so requests, Party A shall provide any requested documents or store goods as instructed, and use Party B letterhead to create warehouse receipt.

14.
If Party B so requests, Party A shall take related insurance from good credit insurance company with equal value to L/C/inward collection/import COD, and hold as the trustee of Party B and provide Party B with the insurance policy or insurance agreement which Party B is beneficiary or endorsing Party B as beneficiary per Party B’s request. Party A will be responsible for all the expenses related to insurance. If any claims occur, Party A shall inform Party B immediately and hand over the insurance compensation to Party B upon receipt.

15.
Party B is entitled to decide and inspect the transportation methods, storage location and method and insurance. Party A shall provide all the convenient access to allow Party B to get into Party A’s location or warehouse, and sign all the documents for Party B’s collection and claims.

16.	Party B is entitled to inspect the payment collection of the products under L/C/inward collection/import COD and Party A shall inform Party B in writing when required by Party B.

17.	If Party A changed its legal representative, address, or business location, registered capital and article of incorporation, it shall inform Party B within …..working days after occurrence.

18.	Party A shall not sign any contracts with third parties that may be detrimental to Party B’s rights under this contract.

19.	Party B can revoke the trust any time. Upon request by Party B, Party A shall return to all the property certificate, documents and the products o Party B.

20.	If Party A fails to handle the trust property per Party B’s request, Party B is entitled to terminate the trust relationship, take back the trust property and handle as it sees fit.

21.
If there are any disputes or frauds under the main contract concerning L/C/inward collection/import COD, whatever settled or not, Party A shall pay loan principal and interest and related expenses under this contract to Party B.

22.
Party A cannot use the related party transaction to avoid the liability to Party B; cannot use the false contract with related parties, bill receivable without practical business background, account receivable to discount or pledge in bank for cash or credit granting.

23.
If the Party A is a group client, it shall give Party B a timely notice for related transaction involving over 10% net assets, including: 1) the relationship with each party in the transaction, 2) project and transaction nature; 3) the money amount and related proportion; 4) the pricing policy (including symbolic transaction without monetary amount).

Article 6.  Liability of Default

1.	Party A’s defaults and the conditions may adversely affect Party B’s claims:

1)	Party A breaches any covenants under this contract or explicitly expresses not to perform one of the covenants;

2)
If any following conditions occur that make Party B believe may affect its claims:  Party A takes contract, trusteeship, lease, shareholding reforming, investment, joint operation, M & A, purchase and reorganization, separation, joint venture, apply for closing down, apply for dismissing, being revoked, being applied for bankruptcy, shareholder change or major assets transfer, stop production, closing down, and charged by local authority, cancelling it registration, suspend its license, involved in great legal dispute, great difficulties in production or finance, legal representative can not perform its duty, Party A does not perform its obligation for due debt (including the debt of Party A to Party B, or to other departments in Chinese Construction Bank), transfer its capital for free or in low price, reduce third Party’s liability or provide guarantee for third Party, neglect to perform its claims  or other rights, Party A’s shareholder to use its independent position to avoid liability, or Party A fails to provide certification to prove its property separate with shareholder’s property, the guarantee under the contract is false, ineffective, invalid, being revoked, or being dismissed, the guarantor default the contract or express he will not continue the guarantee by his actions, or the guarantor lose its guarantee capacity partially or wholly, and the value of warranty is being reduced, or the other conditions may endanger Party B’s claims.

3)	If any one of above mentioned situation arises, Party B has the right to take one or any actions below:

A.	Announce that the loan is due immediately, and request Party A to repay entire due and undue principal, interest and expense.

B.	If Party A fails to pay the interest in time within the term, it shall pay compound interest pursuant to relevant terms under this agreement.

When the loan is overdue, from the overdue date to the date of paying off all principal and interest, the unpaid principal and interest (including the principal and interest which Party B to declare acceleration of maturity) shall be calculated based on agreed settlement with default loan interest; if the agreed principal and interest shall be paid off simultaneously when due, the unpaid principal and interest (including the principal and interest which Party B to declare acceleration of maturity) shall be calculated based on agreed settlement with default loan interest. The default loan interest 4.9961%.

The overdue loan means Party A fails to pay off the loans on time.

C.	Dispose the documents and products regarding L/C/inward collection/import COD.

D.	Request Party A to provide guarantee

E.	Exercise the guarantee right.

F.	Other remedies allowed by law.

Article 7.  Others

1.	Fees

Unless otherwise agreed, Party A shall be responsible for all fees related to legal counsel, insurance, evaluation, registration, appraisal and notarization under this contract.

Party A shall be responsible for all fees (including but not limited legal cost, arbitration fee, property protection fee, travel expense, execution fee, evaluation fee, auction fee, delivery fee, announcement fee, lawyer fee and etc) that Party B incurs in order to pursue its claims.

2.	Collection of account receivable

For all the account receivable under this contract, Party B is entitled to deduct the money or foreign currency directly from Party A’s account in Chinese Construction Bank without informing Party A in advance. If the settlement of exchange and purchasing foreign currency is required, it is Party A’s obligation to assist Party B and take care exchange rate risk.

3.	The usage of Party A’s information

Party A agrees that Party B may check Party A’s credit status form People’s Bank of China or the credit data base approve by Credit Department or other departments, and also agrees that Party B may provide information to People’s Bank of China or the credit data base approve by Credit Department. Party A also agrees that Party B may use and disclose Party A’s information if it is necessary to carry out business.

4.	Announcement collection

Party B has the right to inform related department for the default of Party A, and do announcement collection through press.

5.	The effectiveness of Party B’s record

Unless there are reasonable, definite contrary evidences, all the Party B’s internal records for principal, interest and expense and repayment records, the documents and evidences related to Party A to withdrawal money, repayment, and interest payment, and record for Party B’s announcement of collection, are all regarded as the efficient evidences to prove the relationship between Party A and Party B.  Party A can not object due to the fact that the records and documents are prepared by Party B.

6.	Reservation of power

Party B’s right under this contract will never affect and exclude his rights under the law and other contracts. Any tolerant, grace, privilege or delay to execute any rights for the default behavior and delay behavior shall not be considered as waive of rights and interests or accept the default behavior, and also does not bind or prevent Party B from continuing to execute the rights, and also will not result in Party B undertaking obligation and responsibility to Party A.

7.
If Party A owes other due liability to Party B apart from the liabilities under this contract, Party B is entitled to deduct money from Party A’s account in Chinese Construction Bank system for RMB and foreign currency to pay off the liabilities, and Party A shall not object.

8.	Party A shall make an immediate notice to Party B for any changes of address in writing. If failure to provide notice results in any losses, Party A be responsible for the losses.

9.
The construction of this contract shall be subject to the purpose of this contract, sentences used, relevant clauses, trading custom, international practice, and the principle of good faith and honesty.

10.	Trust receipt loan applications and other documents are parts of this contract.

11.	Settlement

All disputes concerning this contract should be settled through friendly negotiation; when the negotiation fails, shall settle with following  method:

1)	Proceed to the local People's Court
2)	Submit to arbitration committee.

During the dispute, the parties shall continue to perform the terms which are not affected by the dispute.

12.	Effect of this contract

This contract becomes effective upon the signature and seal of the legal representatives of both parties, principals or the authorized persons.

13.	This contract is made in two duplicates.

14.	Other covenants
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Article 8. Statements

1.	Party A is aware of Party B’s operation scope and authority limit.

2.
Party A has read all the clauses of this contract. At Party A’s request, Party B has made sufficient explanation for this contact. Party A fully understands the contract and is aware of the legal consequence.

3.
Party A’s signing and execution of this contract complies with all the national laws and regulations, as well as Party A’s internal constitution and internal organization files. Party A has already obtained approval authority within the company or from national organization to enter into this contract.

4.
Party A states that at the time of executing the contract there is no violation of any laws and regulations related to environmental protection, energy conservation and emission reduction; and promises to comply with those laws and regulations throughout the term of this contract. If Party A’s above statement is false or it fails to perform, or there is potential risk of waste of energy and pollution from the part of Party A, Party B has the right to stop granting credit to Party A (include but not limited to refuse loaning, financing, issuing L/G, LC), or announce the claims (principal and interest) is acceleration of maturity (include but not limited to loan, financing, money paid in advance or to be paid actually) , or using other reliefs allowed by this contract or laws.

Party A(Stamp)
Legal Representative/ Authorized person
2012-6-28

Party B (Stamp)
Legal Representative/ Authorized person
2012-6-28